Exhibit 99.1

July 2, 2024	News Release 24-14

Dakota Gold Corp. Announces Closing of $6 Million First Tranche of Up to $9 Million Orion Mine Finance Investment

LEAD, SOUTH DAKOTA – Dakota Gold Corp. (NYSE American: DC) (“Dakota Gold” or the “Company”) is pleased to announce that further to its news release dated June 26, 2024, the Company has closed the equity and royalty investment of $6 million by certain entities managed by Orion Mine Finance (“Orion”).

In addition, Dakota Gold raised proceeds of approximately $7 million from other investors through the use of the Company’s at-the-market offering program between June 27, 2024 to July 1, 2024, resulting, with Orion’s investment, in total aggregate gross proceeds of approximately $13 million.

This press release is for informational purposes only and is not an offer to sell nor the solicitation of an offer to buy any Shares, which is made only by means of a prospectus supplement and related prospectus. There will be no sale of Shares in any jurisdiction in which the offer, solicitation of an offer to buy or sale would be unlawful.

About Dakota Gold Corp.

Dakota Gold (NYSE American: DC) is a South Dakota-based responsible gold exploration and development company with a specific focus on revitalizing the Homestake District in Lead, South Dakota. Dakota Gold has high-caliber gold mineral properties covering over 48 thousand acres surrounding the historic Homestake Mine. More information about the Company can be found at www.dakotagoldcorp.com.

The Dakota Gold team is focused on new gold discoveries and opportunities that build on the legacy of the Homestake District and its 145 years of gold mining history.

Subscribe to Dakota Gold’s e-mail list at www.dakotagoldcorp.com/contact-us/sign-up/ to receive the latest news and other Company updates.

Shareholder and Investor Inquiries

For more information, please contact:

Jonathan Awde, President and Chief Executive Officer

Tel: +1 604-761-5251

Email: JAwde@dakotagoldcorp.com

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “intend,” “plan,” “believe,” “expect,” “may,” “should,” “will” and similar references to future periods. These forward-looking statements are neither historical facts nor assurances of future performance and instead are based on assumptions and expectations that may not be realized and are inherently subject to numerous risks and uncertainties, which could cause actual results to differ materially from these statements. These risks and uncertainties include, among others, (i) the size, price and timing of any further equity investment in the Company made by Orion; (ii) the execution and timing of our planned exploration activities; (iii) our ability to achieve our strategic goals; (iv) the state of the economy and financial markets generally and the effect on our industry; and (v) the market for our common stock. The foregoing list is not exhaustive. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, as updated by annual, quarterly and other reports and documents that we may file with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this communication. These statements speak only as of the date of this communication, and we undertake no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law. We do not give any assurance that we will achieve our expectations.

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